================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                           -------------------------

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 26, 1998

                           OSHKOSH TRUCK CORPORATION
             (Exact name of registrant as specified in its charter)

               WISCONSIN                           0-13886                      39-0520270
    (State or other jurisdiction of        (Commission File Number)    (IRS Employer Identification
            incorporation)                                                         No.)

                           P. O. BOX 2566, OSHKOSH, WISCONSIN 54903-2556
                   (Address of principal executive offices, including zip code)

                                          (414) 235-9151
                                  (Registrant's telephone number)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On February 26, 1998, Oshkosh Truck Corporation ("Oshkosh") acquired all of the issued and outstanding capital stock of McNeilus Companies, Inc. ("McNeilus") (the "Acquisition") pursuant to a Stock Purchase Agreement dated December 8, 1997, by and among McNeilus, the shareholders of McNeilus and Oshkosh. The aggregate acquisition price paid for the stock of McNeilus and related non-compete and ancillary agreements was $250.0 million. As a result of cash acquired and the prepayment of certain notes and purchase of selected assets of McNeilus by the selling stockholders of McNeilus, the effective cost to Oshkosh in connection with the Acquisition was approximately $216.2 million. The purchase price paid by Oshkosh was determined on the basis of arm's length negotiations between the parties. There is no material relationship between the shareholders of McNeilus and Oshkosh or any of its affiliates, directors or officers or any of their associates.

     McNeilus is a leader in the refuse truck body and concrete mixer industries. McNeilus' product line includes refuse and recycling truck bodies, rear-discharge concrete mixers and ready-mix batch plants. Oshkosh intends to operate the business of McNeilus at its present locations and to conduct the business of McNeilus in substantially the same manner as it had been conducted prior to the Acquisition.

     The Acquisition was financed by a $325.0 million senior credit facility (the "Senior Credit Facility") syndicated by Bank of America National Trust and Savings Association, as agent, and the issuance of $100.0 million of 8 3/4% Senior Subordinated Notes due 2008. The Senior Credit Facility is comprised of a multi-tranche term loan facility aggregating $225.0 million and a $100.0 million revolving credit facility. Approximately $13.0 million was drawn under the revolving credit facility in connection with the closing of the Acquisition.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

     The financial statements of McNeilus Companies, Inc. are included as follows:

          (i) Report of Larson, Allen, Weishair and Co., LLP, Independent
     Auditors

          (ii) Consolidated Balance Sheets as of February 28, 1997 and February 29, 1996, and as of November 30, 1997 (unaudited)

          (iii) Consolidated Statements of Income for each of the three fiscal years in the period ended February 28, 1997, and for the nine month periods ended November 30, 1997 and 1996 (unaudited)

          (iv) Consolidated Statements of Stockholders' Equity for each of the three fiscal years in the period ended February 28, 1997, and for the nine month period ended November 30, 1997 (unaudited)

          (v) Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended February 28, 1997, and for the nine month periods ended November 30, 1997 and 1996 (unaudited)

          (vi) Notes to Consolidated Financial Statements

     (b) Pro Forma Financial Information.

          (i) Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1997

          (ii) Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months ended December 31, 1997

          (iii) Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended September 30, 1997

          (iv) Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended December 31, 1997

          (v) Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

     (c) Exhibits.

     The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
McNeilus Companies, Inc.

     We have audited the accompanying consolidated balance sheets of McNeilus Companies, Inc. and Subsidiaries, as of February 28, 1997 and February 29, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McNeilus Companies, Inc. and Subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                            LARSON, ALLEN, WEISHAIR & CO., LLP

Austin, Minnesota
April 23, 1997, except for Notes 2 and 13, as to which the date is December 8, 1997.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      FEBRUARY 28, 1997, FEBRUARY 29, 1996
                             AND NOVEMBER 30, 1997

                                                              FEBRUARY 28,   FEBRUARY 29,   NOVEMBER 30,
                                                                  1997           1996           1997
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.................................    $ 24,743       $ 16,005       $ 20,159
  Accounts Receivable, Net..................................       9,432         11,203         12,259
  Net Investment in Sales-Type Leases -- Current............      32,009         25,710         35,108
  Prepaids and Miscellaneous Receivables....................       1,134          2,258          6,099
  Short-Term Investments....................................       2,425          2,350          1,436
  Inventories...............................................      87,194         99,006         59,189
  Deferred Income Taxes.....................................       4,334          2,452          4,213
                                                                --------       --------       --------
       Total Current Assets.................................     161,271        158,984        138,463
                                                                --------       --------       --------
NET ASSETS OF DISCONTINUED OPERATIONS.......................       6,856          6,583          6,988
                                                                --------       --------       --------
NET INVESTMENT IN SALES-TYPE LEASES.........................     101,870         95,237         86,536
                                                                --------       --------       --------
LONG-TERM RECEIVABLES AND INVESTMENTS.......................       5,695          2,908         14,513
                                                                --------       --------       --------
PROPERTY AND EQUIPMENT
  Property and Equipment....................................      58,955         56,490         59,219
  Less Accumulated Depreciation.............................      30,524         26,807         31,323
                                                                --------       --------       --------
       Net Property and Equipment...........................      28,431         29,683         27,896
                                                                --------       --------       --------
INTANGIBLE ASSETS...........................................          97             --            324
                                                                --------       --------       --------
       Total Assets.........................................    $304,220       $293,395       $274,720
                                                                ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable -- Trade.................................    $  9,470       $ 10,097       $ 10,324
  Accrued Expenses and Other Liabilities....................      20,871         14,758         17,042
  Dividends Payable.........................................         119             92             --
  Revolving Line-Of-Credit..................................       5,200         10,100             --
  Floor Plan Notes Payable..................................      39,515         56,981         17,194
  Current Maturities of Leasing Long-Term Debt..............      32,703         26,126         35,787
  Current Maturities of Other Long-Term Debt................       1,341          2,044            286
                                                                --------       --------       --------
       Total Current Liabilities............................     109,219        120,198         80,633
                                                                --------       --------       --------
LONG-TERM DEBT -- LEASING...................................      88,867         81,538         77,852
                                                                --------       --------       --------
OTHER LONG-TERM DEBT........................................       6,400         11,425          2,598
                                                                --------       --------       --------
DEFERRED INCOME TAXES.......................................      22,632         18,575         23,079
                                                                --------       --------       --------
STOCKHOLDERS' EQUITY
  Common Stock, No Par Value
     Class A, Voting, Authorized 100,000 Shares
       76,061 Shares Issued and Outstanding.................         234         23,596            234
     Class B, Nonvoting, Authorized 9,900,000 Shares
       7,380,264, -0-, 7,380,264 Shares Issued and
       Outstanding, Respectively............................      22,668             --         22,668
  Retained Earnings.........................................      54,200         38,063         67,656
                                                                --------       --------       --------
       Total Stockholders' Equity...........................      77,102         61,659         90,558
                                                                --------       --------       --------
Total Liabilities and Stockholders' Equity..................    $304,220       $293,395       $274,720
                                                                ========       ========       ========

          See accompanying Notes to Consolidated Financial Statements.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE YEARS ENDED FEBRUARY 28, 1997
                    FEBRUARY 29, 1996, AND FEBRUARY 28, 1995
              AND THE NINE MONTHS ENDED NOVEMBER 30, 1997 AND 1996

                                       FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,    NOVEMBER 30,    NOVEMBER 30,
                                           1997            1996            1995            1997            1996
                                       ------------    ------------    ------------    ------------    ------------
                                                                                               (UNAUDITED)
                                                                      (IN THOUSANDS)
NET SALES..........................      $312,999        $331,359        $305,730        $246,774        $233,221
Cost of Sales......................       257,163         281,790         259,437         203,690         191,930
                                         --------        --------        --------        --------        --------
GROSS PROFIT.......................        55,836          49,569          46,293          43,084          41,291
                                         --------        --------        --------        --------        --------
OPERATING EXPENSES
  Selling..........................        12,286          10,823           9,339           9,868           9,804
  General and Administrative.......        16,806          16,634          19,980          15,976          15,049
                                         --------        --------        --------        --------        --------
       Total Operating Expenses....        29,092          27,457          29,319          25,844          24,853
                                         --------        --------        --------        --------        --------
INCOME FROM OPERATIONS.............        26,744          22,112          16,974          17,240          16,438
                                         --------        --------        --------        --------        --------
OTHER INCOME (EXPENSE) Interest
  Income -- Leasing................        12,474          10,492           7,594           9,229           9,321
  Interest Expense -- Leasing......        (9,903)         (8,241)         (5,528)         (7,356)         (7,413)
  Interest Expense.................        (2,752)         (1,944)         (1,801)         (1,054)         (2,090)
  Miscellaneous Income.............         2,305           2,642           1,734           2,218           1,942
                                         --------        --------        --------        --------        --------
       Total Other Income
          (Expense)................         2,124           2,949           1,999           3,037           1,760
                                         --------        --------        --------        --------        --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES..............        28,868          25,061          18,973          20,277          18,198
INCOME TAX PROVISION...............        10,920           9,503           8,923           7,423           7,013
                                         --------        --------        --------        --------        --------
INCOME FROM CONTINUING
  OPERATIONS.......................        17,948          15,558          10,050          12,854          11,185
INCOME FROM DISCONTINUED OPERATIONS
  (NET OF INCOME TAXES)............           117             271             849             602             421
                                         --------        --------        --------        --------        --------
NET INCOME.........................      $ 18,065        $ 15,829        $ 10,899        $ 13,456        $ 11,606
                                         ========        ========        ========        ========        ========

          See accompanying Notes to Consolidated Financial Statements.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED FEBRUARY 28, 1997
                    FEBRUARY 29, 1996, AND FEBRUARY 28, 1995
                  AND THE NINE MONTHS ENDED NOVEMBER 30, 1997

                                                        COMMON STOCK
                                          -----------------------------------------
                                               CLASS A               CLASS B
                                          -----------------    --------------------               RETAINED
                                          SHARES    AMOUNT      SHARES      AMOUNT      TOTAL     EARNINGS
                                          ------    ------      ------      ------      -----     --------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, FEBRUARY 28, 1994............    86,572    $26,856           --    $    --    $26,856    $18,332
  Retirement of 1,761 Shares of
     Common Stock.....................    (1,761)      (546)          --         --       (546)      (853)
  Net Income..........................        --         --           --         --         --     10,899
  Dividends...........................        --         --           --         --         --       (106)
                                          ------    -------    ---------    -------    -------    -------
BALANCE, FEBRUARY 28, 1995............    84,811     26,310           --         --     26,310     28,272
  Retirement of 8,750 Shares of
     Common Stock.....................    (8,750)    (2,714)          --         --     (2,714)    (5,946)
  Net Income..........................        --         --           --         --         --     15,829
  Dividends...........................        --         --           --         --         --        (92)
                                          ------    -------    ---------    -------    -------    -------
BALANCE, FEBRUARY 29, 1996............    76,061     23,596           --         --     23,596     38,063
  Stock Dividend Issued...............        --    (23,362)   7,606,100     23,362         --         --
  Retirement of 225,836 Shares of
     Common Stock.....................        --         --     (225,836)      (694)      (694)    (1,806)
  Net Income..........................        --         --           --         --         --     18,065
  Dividends...........................        --         --           --         --         --       (122)
                                          ------    -------    ---------    -------    -------    -------
BALANCE, FEBRUARY 28, 1997............    76,061        234    7,380,264     22,668     22,902     54,200
  Net Income..........................        --         --           --         --         --     13,456
                                          ------    -------    ---------    -------    -------    -------
BALANCE, NOVEMBER 30, 1997
  (UNAUDITED).........................    76,061    $   234    7,380,264    $22,668    $22,902    $67,656
                                          ======    =======    =========    =======    =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED FEBRUARY 28, 1997
                    FEBRUARY 29, 1996, AND FEBRUARY 28, 1995
              AND THE NINE MONTHS ENDED NOVEMBER 30, 1997 AND 1996

                                                     FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,   NOVEMBER 30,   NOVEMBER 30,
                                                         1997           1996           1995           1997           1996
                                                     ------------   ------------   ------------   ------------   ------------
                                                                                                          (UNAUDITED)
                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income.......................................    $ 18,065       $ 15,829       $ 10,899       $ 13,456       $ 11,606
                                                       --------       --------       --------       --------       --------
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
  Gain on Sale of Leased Equipment, Property and
    Equipment......................................        (568)          (317)          (160)          (330)          (365)
  Loss on Sale of Investment.......................          48             29             28             28             28
  Depreciation.....................................       4,074          4,129          3,393          2,786          3,005
  Amortization.....................................           3            157              6             26             --
  Deferred Income Taxes............................       2,174          3,951          3,589            568          1,824
  Earnings of Discontinued Operations..............        (117)          (271)          (849)          (602)          (421)
  Change in Assets and Liabilities:
    (Increase) Decrease In:
      Accounts Receivable..........................       1,771         (1,064)          (425)        (2,829)         4,087
      Prepaids and Miscellaneous Receivables.......         700            395           (831)        (4,964)             7
      Inventories..................................      11,811        (20,232)       (24,120)        28,005         12,223
    Increase (Decrease) In:
      Accounts Payable -- Trade....................        (626)        (3,507)         2,268            852         (2,121)
      Accrued Expenses and Other Liabilities.......       6,112          1,593          4,355         (3,829)         2,269
      Floor Plan Notes Payable.....................     (17,466)        16,631         11,649        (22,321)       (16,951)
                                                       --------       --------       --------       --------       --------
        Total Adjustments..........................       7,916          1,494         (1,097)        (2,610)         3,585
                                                       --------       --------       --------       --------       --------
        Net Cash Provided by Operating
          Activities...............................      25,981         17,323          9,802         10,846         15,191
                                                       --------       --------       --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Property and Equipment............      (2,922)        (5,427)        (9,977)        (2,621)        (2,495)
  Proceeds from Sale of Property and Equipment.....          18            589             94            344             18
  Purchase of Investments..........................      (2,425)        (2,350)        (1,200)        (1,436)        (1,705)
  Proceeds From Sale of Investments................       2,350          1,200          1,000          2,425          2,350
  Issuance of Long-Term Receivables and Other
    Assets.........................................     (12,435)        (8,316)        (5,325)        (9,509)       (12,278)
  Proceeds from Long-Term Receivables and Other
    Assets.........................................       9,895          8,074          6,273            903            794
  Proceeds from Early Retirement and Disposals of
    Leased Equipment...............................      11,185          5,700          5,115          7,897          7,834
  Issuance of Leases Receivable....................     (52,406)       (61,074)       (47,169)       (22,376)       (38,493)
  Proceeds from Receipt on Leases Receivable.......      28,941         23,251         18,485         27,070         23,610
                                                       --------       --------       --------       --------       --------
        Net Cash Provided (Used) by Investing
          Activities...............................     (17,799)       (38,353)       (32,704)         2,697        (20,365)
                                                       --------       --------       --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Long-Term Debt.....................      63,613         59,336         39,112         25,286         43,358
  Payments on Long-Term Debt.......................     (55,562)       (34,129)       (23,884)       (38,094)       (32,717)
  Payments for Retirement of Common Stock..........      (2,500)          (700)        (1,400)            --             --
  Payment of Dividends.............................         (95)          (106)           (87)          (119)           (55)
  Increase (Decrease) in Revolving Line of
    Credit.........................................      (4,900)         1,600          8,500         (5,200)       (10,100)
                                                       --------       --------       --------       --------       --------
        Net Cash Provided (Used) By Financing
          Activities...............................         556         26,001         22,241        (18,127)           486
                                                       --------       --------       --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................       8,738          4,971           (661)        (4,584)        (4,688)
Cash and Cash Equivalents -- Beginning.............      16,005         11,034         11,695         24,743         16,005
                                                       --------       --------       --------       --------       --------
CASH AND CASH EQUIVALENTS -- ENDING................    $ 24,743       $ 16,005       $ 11,034       $ 20,159       $ 11,317
                                                       ========       ========       ========       ========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash Payment For:
    Interest Expense -- Leasing....................    $  9,904       $  8,241       $  5,415       $  7,413       $  7,356
    Interest Expense -- Other......................       2,935          1,842          2,014          1,048          2,290
    Taxes..........................................       4,258          5,380          4,509         11,038          3,771

          See accompanying Notes to Consolidated Financial Statements.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED FEBRUARY 28, 1997 (IN THOUSANDS)
      (INFORMATION PERTAINING TO NOVEMBER 30, 1997 AND 1996 IS UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of McNeilus Companies, Inc. and its wholly-owned subsidiaries (the Companies).

     All significant intercompany transactions and accounts of the companies included in these consolidated financial statements have been eliminated.

Lines of Business

     McNeilus Truck and Manufacturing, Inc., a wholly-owned subsidiary of McNeilus Companies, Inc. manufactures products used primarily by the ready-mix and refuse industries in the United States and abroad. McNeilus Truck and Manufacturing, Inc. has entered into a marketing agreement with its wholly-owned subsidiary, McNeilus Financial, Inc., to sell and market its products. Under this agreement, McNeilus Financial, Inc. makes all final destination sales and provides branch facility services.

     Leases of manufactured equipment are made through McNeilus Financial Services, Inc., a wholly-owned subsidiary of McNeilus Companies, Inc. Substantially all leases have an initial term of five years, and are accounted for as sales-type leases. Unearned finance income is recognized over the life of the leases in decreasing amounts which produce a constant rate of return on the unrecovered investment in the leases.

     McIntire Fabricators, Inc., Iowa Contract Fabricators, Inc. and Kensett Fabricators, Inc., all wholly-owned subsidiaries of McNeilus Companies, Inc., provide component fabrication services to McNeilus Truck and Manufacturing, Inc.

     The Companies insure for automobile, workers' compensation and employer's liability, and general liability risks through Nation's Casualty Insurance, Inc., a wholly-owned subsidiary. Nation's Casualty Insurance, Inc. insures only for members of the McNeilus group of companies. Aggregate and excess losses are subject to outside insurance coverages. For the fiscal years ended 1997, 1996, 1995 and the nine months ended November 30, 1997 and 1996 expenses incurred, before income taxes, included in the consolidated statements of income was approximately $2,484, $1,695, $1,815, $1,668 and $1,754, respectively.

Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. Actual results may vary from those estimates. Areas impacted through this process include the allowance for doubtful accounts and leases receivable, residual values of leased equipment, current and long-term classification of notes receivable and payable, useful lives of property and equipment, accrued warranty and insurance reserves, and income taxes.

Cash and Cash Equivalents

     Cash and cash equivalents include cash in checking and savings accounts.

Accounts and Leases Receivable

     Accounts receivable are reflected net of an allowance for doubtful accounts of $177, $341 and $172 as of February 28, 1997, February 29, 1996 and November 30, 1997, respectively. The Companies also use the reserve method in accounting for doubtful leases. Net investment in sales-type leases are reflected net of an

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES allowance for doubtful leases of $0, $0 and $20 as of February 28, 1997, February 29, 1996 and November 30, 1997, respectively.

Lease Accounting Policies

     Leasing activities consist of the leasing of ready mix equipment and plants and refuse equipment. For financial reporting, these leases are accounted for as sales-type leases, with profit on the sale recognized at lease inception. Cost consists of the equipment's book value, less the present value of its residual. The present value of both the future minimum lease payments and the residual value are recorded as assets.

     Residual values, representing the estimated net present value of the equipment at the termination of the lease, are recorded at the inception of the lease based on amounts estimated by management based upon its experience and judgment.

     Unearned income is the amount by which total rentals and estimated residual value of equipment exceeds the cost of the equipment. Unearned income is amortized over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

Short-Term Investments

     Short-term investments consist of deposits which are restricted through statutory or trust agreements for the insurance operations of Nations Casualty Insurance, Inc. These deposits consist primarily of certificates of deposit, stated at cost, which mature within one year, as well as deposits in a non-interest bearing account.

Inventories

     The Companies utilize the LIFO (last-in, first-out) method of pricing inventories for truck chassis, manufactured mixers, ready-mix plants, replacement drums, and replacement parts. All other inventory is stated at FIFO (first-in, first-out) cost.

Revenue Recognition

     Sales are recorded when the goods or services are billable at time of shipment or delivery.

Depreciation

     Depreciation is provided for financial reporting by annual charges to income calculated by use of the straight-line, 150% declining balance and 200% declining balance methods to amortize the cost of depreciable assets over their estimated useful lives. Depreciation is provided based upon the following useful lives:

Buildings...................................................    10-35 years
Shop and Office Equipment...................................     3-10 years
Transportation Equipment....................................      3-7 years

     Depreciation deducted in tax returns differs from depreciation for financial reporting purposes due to the use of accelerated methods for tax versus straight-line for financial reporting on certain assets.

Product Warranty

     The Companies use the reserve method in accounting for warranty costs. A warranty reserve of approximately $1,400 is recorded as of February 28, 1997 and February 29, 1996 and November 30, 1997, respectively. For the fiscal years ended 1997, 1996 and 1995 and the nine months ended November 30, 1997 and 1996 amounts expensed included in the consolidated statements of income were approximately $1,189, $2,427, $2,209, $170 and $1,157, respectively.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

Deferred Income Taxes

     Deferred income taxes are provided on temporary differences between financial reporting and income tax reporting of certain income and expense items, as well as the accounting for the leasing activities of McNeilus Financial Services, Inc. as sales-type leases for financial reporting and operating leases for income tax reporting.

Advertising Costs

     Advertising costs are expensed when incurred. For the fiscal years ended 1997, 1996 and 1995 and the nine months ended November 30, 1997 and 1996 advertising expense was approximately $1,458, $822, $694, $701 and $1,165, respectively.

Pension and Profit Sharing Plans

     The Companies offer to its employees a qualified salary reduction retirement plan under Sec. 401(k)of the Internal Revenue Code. The members of the consolidated group provide a limited matching of contributions as an incentive for employees to participate in the plan. For the fiscal years ended 1997, 1996 and 1995 and the nine months ended November 30, 1997 and 1996 contribution expense included in the consolidated statements of income was approximately $278, $303, $289, $248 and $171, respectively.

Research and Development Costs

     Research and development costs are expensed when incurred. For the fiscal years ended 1997, 1996 and 1995 and the nine months ended November 30, 1997 and 1996 research and development costs charged to expense were approximately $667, $985, $607, $313 and $338, respectively.

New Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which is required to be adopted effective for both interim and annual financial statements for periods ending after December 15, 1997. Among other provisions, the dilutive effect of stock options must be excluded under the new requirements for calculating basic earnings per share, which will replace primary earnings per share. This change will not impact the Companies' earnings per share calculations.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes the standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) as part of a full set of financial statements. This statement requires that all elements of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Since this statement applies only to the presentation of comprehensive income, it will not have any impact on the Companies' results of operations, financial position or cash flows.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The statement defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets, and other related information are required to be disclosed for each operating segment. In addition, this statement requires the annual disclosure of information concerning revenues derived from the enterprise's products or services, countries in which it earns revenue or holds assets, and major customers. The statement is also effective for fiscal years beginning

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES after December 15, 1997. The adoption of SFAS No. 131 will not affect the Companies' results of operations or financial position, but will affect the disclosure of segment information.

Reclassification of Financial Statement Data

     Investments in Unconsolidated Subsidiaries, and the earnings from those subsidiaries, presented as a separate line in the 1996 and 1995 balance sheets and income statements have been reclassified to discontinued operation lines within those statements to conform with their presentation in the 1997 financial statements.

NOTE 2  DISCONTINUED OPERATIONS

     In December, 1997 the Company entered into an agreement with a minority stockholder to sell its 92% interest in ready mix operations, Ready Mix Holding, Inc. and Subsidiaries. The sale price, which will be determined by independent appraisal, has yet to be determined.

     In December, 1997 the Company entered into an agreement with a minority stockholder to sell its wholly-owned credit life insurance subsidiary, McNeilus Fidelity Life Insurance Company. The sale price, which will be determined by independent appraisal, has yet to be determined.

     In December, 1997 the Company entered into an agreement with an unrelated party to sell its wholly-owned subsidiary, Sterling Travel of Austin, Inc., for $300.

     The disposals of these companies are being accounted for as discontinued operations. Net assets of these companies at February 28, 1997, February 29, 1996 and November 30, 1997 are summarized as follows:

                                               FEBRUARY 28,    FEBRUARY 29,    NOVEMBER 30,
                                                   1997            1996            1997
                                               ------------    ------------    ------------
                                                                               (UNAUDITED)
Cash and Short-Term Investments............       $1,869          $1,776         $ 2,009
Accounts Receivable, Net...................          534             474           1,392
Inventories................................          608             662             788
Long-Term Receivables......................        1,924           2,220           1,927
Property and Equipment, Net................        2,324           2,631           2,011
Other Assets...............................        1,321           1,279             819
Accounts Payable and Accrued Expenses......         (425)           (254)         (1,118)
Other Current Liabilities..................         (498)           (877)           (485)
Long-Term Debt, Less Current Portion.......         (801)         (1,328)           (355)
                                                  ------          ------         -------
                                                  $6,856          $6,583         $ 6,988
                                                  ======          ======         =======

     These entities had the following revenues for the fiscal years ended 1997, 1996 and 1995:

                                                FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
Ready Mix Holding, Inc. and Subsidiaries....       $9,154          $8,604         $10,053
McNeilus Fidelity Life Insurance Company....           95              88              64
Sterling Travel of Austin, Inc..............          910             990           1,086

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

NOTE 3  MINIMUM LEASE PAYMENTS RECEIVABLE AND NET INVESTMENT IN LEASES

     The components of the net investment in sales-type leases are as follows at February 28, 1997, February 29, 1996 and November 30, 1997:

                                               FEBRUARY 28,    FEBRUARY 29,    NOVEMBER 30,
                                                   1997            1996            1997
                                               ------------    ------------    ------------
                                                                               (UNAUDITED)
Minimum Lease Payments Receivable..........      $122,619        $115,699        $105,327
Less: Allowance for Credit Losses..........             0               0              20
Add: Residual Value........................        38,768          32,932          39,345
Less: Unearned Income......................        27,508          27,684          23,008
                                                 --------        --------        --------
     Net Investment in Leases..............       133,879         120,947         121,644
Less: Current Portion......................        32,009          25,710          35,108
                                                 --------        --------        --------
     Non-Current Portion...................      $101,870        $ 95,237        $ 86,536
                                                 ========        ========        ========

     The approximate maturities of minimum lease payments receivable are estimated to be as follows for the respective years ending February 28: 1998 -- $40,926; 1999 -- $35,177; 2000 -- $26,810; 2001 -- $15,181; 2002 -- $4,156; 2003
-- $369.

NOTE 4  INVENTORIES

     Inventories at February 28, 1997, February 29, 1996 and November 30, 1997 consist of the following:

                                               FEBRUARY 28,    FEBRUARY 29,    NOVEMBER 30,
                                                   1997            1996            1997
                                               ------------    ------------    ------------
                                                                               (UNAUDITED)
Trucks.....................................      $49,780         $60,650         $25,354
Mixers.....................................        9,863           9,367           6,607
Refuse Bodies..............................        5,942           7,548           5,130
Ready-Mix Plants...........................        1,391             768             325
Drums......................................          818             597             672
Parts Held for Sale........................       12,750          13,016          11,111
Manufacturing Raw Material and Parts.......       14,300          14,338          17,858
Collateral Held for Sale...................            0              78               0
                                                 -------         -------         -------
     Inventories at FIFO Cost..............       94,844         106,362          67,057
Excess of FIFO Cost Over LIFO Cost.........       (7,650)         (7,356)         (7,868)
                                                 -------         -------         -------
                                                 $87,194         $99,006         $59,189
                                                 =======         =======         =======

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

NOTE 5  LONG-TERM RECEIVABLES AND INVESTMENTS

     Long-term receivables and investments consist of the following at February 28, 1997, February 29, 1996 and November 30, 1997:

                                               FEBRUARY 28,    FEBRUARY 29     NOVEMBER 30
                                                   1997            1996            1997
                                               ------------    -----------     -----------
                                                                               (UNAUDITED)
Miscellaneous Notes Receivable.............       $2,485          $  653         $ 5,245
Related Party Notes Receivable.............          899             944           6,814
Conditional Sales Contracts................          619           1,043           3,068
Marketable Equity Securities at Cost, Which
  Approximates Market......................          940             940             940
Other Investments at Cost..................        1,298             323           1,406
                                                  ------          ------         -------
     Totals................................        6,241           3,903          17,473
Less Current Portion (Included in Prepaids
  and Miscellaneous Receivables)...........          546             995           2,960
                                                  ------          ------         -------
                                                  $5,695          $2,908         $14,513
                                                  ======          ======         =======

     Maturities for the next five years on all long-term notes receivable are estimated to be as follows for the respective years ending February 28:

1998........................................................    $  546
1999........................................................     2,654
2000........................................................       122
2001........................................................       110
2002........................................................       104

     The aggregate carrying value of the long-term notes receivable and investments approximates the fair market value at February 28, 1997.

NOTE 6  PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, is composed as follows at February 28, 1997, February 29, 1996 and November 30, 1997:

                                               FEBRUARY 28,    FEBRUARY 29     NOVEMBER 30
                                                   1997            1996            1997
                                               ------------    -----------     -----------
                                                                               (UNAUDITED)
Land and Improvements......................      $ 1,684         $ 1,737         $ 1,975
Buildings..................................       27,860          26,310          28,313
Shop and Office Equipment..................       24,563          23,211          24,373
Transportation Equipment...................        4,575           4,289           4,536
Construction in Progress...................          273             943              22
                                                 -------         -------         -------
     Total.................................       58,955          56,490          59,219
Less Accumulated Depreciation..............       30,524          26,807          31,323
                                                 -------         -------         -------
     Net Property and Equipment............      $28,431         $29,683         $27,896
                                                 =======         =======         =======

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

NOTE 7  ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities are composed as follows at February 28, 1997, February 29, 1996 and November 30, 1997:

                                                            FEBRUARY 28,   FEBRUARY 29,   NOVEMBER 30,
                                                                1997           1996           1997
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
Insurance Reserves........................................    $  3,940       $  2,779       $  4,983
Miscellaneous.............................................      16,931         11,979         12,059
                                                              --------       --------       --------
                                                              $ 20,871       $ 14,758       $ 17,042
                                                              ========       ========       ========

NOTE 8  DEBT

Line of Credit

     McNeilus Truck and Manufacturing, Inc., has a bank line-of-credit which contains several interest rate options, which approximate or are below the prime rate. The following is a summary of the availability and transactions as of and for the periods ending February 28, 1997, February 29, 1996 and November 30, 1997:

                                                            FEBRUARY 28,   FEBRUARY 29,   NOVEMBER 30,
                                                                1997           1996           1997
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
Dollar Amount Available...................................    $ 12,000       $ 12,000       $ 12,000
Outstanding at Respective Date............................       5,200         10,100              0
Highest Dollar Amount Outstanding During the Period.......      11,800         10,100          5,200
Average Month-End Balance for Those Month-Ends With
  Outstanding Balances....................................       4,400          5,980              0

Floor Plan Notes

     Floor plan notes are secured by truck chassis inventory of McNeilus Truck and Manufacturing, Inc. Interest rates on the floor plan notes approximate the prime rate after free days of floor plan ranging up to 120 days as negotiated with each financial institution.

Long-Term Debt -- Leasing

     The leasing retail installment contracts have various fixed interest rates and are due on varying dates. The leased assets are security for the installment contracts. The fixed interest rates originated from these commitments are generally below the prime rate existing at the time the funds were advanced. Leasing long-term debt is comprised as follows:

                                                            FEBRUARY 28,   FEBRUARY 29,   NOVEMBER 30,
                                                                1997           1996           1997
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
Total Leasing Long-Term Debt..............................    $121,570       $107,664       $113,639
  Less Current Maturities.................................      32,703         26,126         35,787
                                                              --------       --------       --------
Total Leasing Long-Term Debt Less Current Maturities......    $ 88,867       $ 81,538       $ 77,852
                                                              ========       ========       ========

     The estimated fair value of retail installment contracts as of February 28, 1997 is $122,541. The estimated fair value is the present value of estimated future principal and interest payments discounted at the current interest rate.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

Other Long-Term Debt

     Other Long-term debt obligations of the Companies consist of the following at February 28, 1997, February 29, 1996 and November 30, 1997:

                                                              FEBRUARY 28,    FEBRUARY 29,    NOVEMBER 30,
                                                                  1997            1996            1997
                                                              ------------    ------------    ------------
                                                                                              (UNAUDITED)
Note payable to bank. Tiered interest rate varying from
  6.18% to 7.55%. Monthly principal payments of $82, plus
  interest through February, 1999. All bank debt is
  guaranteed by majority stockholder. (Note was paid off
  in September, 1997.)....................................       $4,537         $ 5,525          $    0
Notes payable to prior stockholders. Interest rates
  ranging from 5.7% to 8% with annual principal and
  interest payments ranging from $3 to $250 with
  maturities through February, 2033. Unsecured............        2,861           7,591           2,590
Other notes payable to corporations and individuals. Notes
  are unsecured or secured by property....................          343             353             294
                                                                 ------         -------          ------
     Total Long-Term Debt.................................        7,741          13,469           2,884
Less Current Maturities...................................        1,341           2,044             286
                                                                 ------         -------          ------
     Total Other Long-Term Debt...........................       $6,400         $11,425          $2,598
                                                                 ======         =======          ======

     The aggregate carrying value of floor plan notes and other long-term debt approximates the fair market value at February 28, 1997.

     Approximate aggregate maturities of all long-term debt are as follows for the respective years ending February 28: 1998 -- $34,044; 1999 -- $36,164; 2000
-- $27,286; 2001 -- $20,545; 2002 -- $9,748.

NOTE 9  OPERATING LEASES

     The Companies lease computer and manufacturing equipment under long-term operating lease arrangements. In addition, the Companies throughout the year rent various equipment as needed under short-term arrangements. For the fiscal years ended 1997, 1996 and 1995 and the nine months ended November 30, 1997 and 1996 rent expense included in the consolidated statements of income was approximately $434, $641, $250, $104 and $114, respectively.

     Future minimum rentals payable on significant operating leases are estimated to be as follows for the respective years ending February 28: 1998, $355; 1999, $210.

NOTE 10  INCOME TAX MATTERS

     McNeilus Companies, Inc. and its subsidiaries file a consolidated federal income tax return. The consolidated federal tax liability is initially allocated to the members of the consolidated group based on the "taxable income method." If a member's separate incurred tax liability exceed the amount so allocated, an additional allocation is made equal to 100 percent of the excess. The corresponding reduction in tax liability is allocated proportionately to the members whose losses or credits were used to decrease the tax liability of the group.

     State tax expense is based on estimated state liabilities from filings made under separate, combined, consolidated, or unitary filings as required by the various taxing jurisdictions. McNeilus Truck and Manufacturing, Inc. reimburses all other subsidiaries of McNeilus Companies, Inc. for excessive state tax liabilities (in excess of 10% of taxable income) resulting from combined or unitary filings.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

     Prepaids and miscellaneous receivables include income tax refunds receivable of approximately $-0-, $715 and $1,631 as of February 28, 1997, February 29, 1996 and November 30, 1997, respectively.

     The provision for income tax consists of the following at February 28, 1997, February 29, 1996 and February 28, 1995:

                                             FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                 1997           1996           1995
                                             ------------   ------------   ------------
Current
  Federal..................................    $ 7,426         $5,043         $4,252
  State....................................      1,320            508          1,082
Deferred
  Federal..................................      1,611          3,295         $3,183
  State....................................        563            657            406
                                               -------         ------         ------
                                               $10,920         $9,503         $8,923
                                               =======         ======         ======

     Net current deferred tax assets arise primarily from accrued liabilities which are not currently deductible for income tax purposes, as well as allowances for doubtful accounts receivable and inventory reserves. The net current deferred tax assets at February 28, 1997 and February 29, 1996 are comprised as follows:

                                                         FEBRUARY 28,   FEBRUARY 29,
                                                             1997           1996
                                                         ------------   ------------
Treatment of Lease
  Origination Costs....................................    $    310       $    278
Insurance Reserves.....................................       1,379            973
Investment Loss Reserve................................         350              0
Inventory Valuation Reserves...........................       1,466            455
Warranty Reserves......................................         490            490
Accounts Receivable Allowance..........................          62            120
Contribution and State Loss Carryovers.................       1,430          1,616
Valuation Allowances -- Carryover......................      (1,430)        (1,616)
Other..................................................         277            136
                                                           --------       --------
                                                           $  4,334       $  2,452
                                                           ========       ========

     Contribution carryovers available to the extent of ten percent of taxable income over the next five years approximate $2,800 as of February 28, 1997. State loss carryovers available to the extent of future taxable income as provided by the respective taxing jurisdictions are estimated to be approximately $7,500 as of February 28, 1997. A valuation allowance is provided for both of these carryovers as there is no guarantee that they will be utilized to decrease future taxable income.

     Net noncurrent deferred income tax liabilities arise primarily from the recording of McNeilus Financial Services, Inc.'s leasing activities as sales-type leases for financial reporting and as operating leases for income tax reporting. State deferred income taxes are provided on this difference at a 6% rate.

     Deferred tax liabilities are also provided on the difference between depreciation for financial reporting and income tax reporting, and the deferral of the intercompany gain on the sale of equipment to McNeilus

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

Financial Services, Inc. for leasing purposes. The net deferred tax liabilities at February 28, 1997 and February 29, 1996 are comprised as follows:

                                                         FEBRUARY 28,   FEBRUARY 29,
                                                             1997           1996
                                                         ------------   ------------
Treatment of Leases....................................    $18,096        $14,359
Intercompany Profit on Sales to McNeilus Financial
  Services, Inc., Net of Amortization..................      4,245          3,925
Depreciation...........................................        291            291
                                                           -------        -------
       Total...........................................    $22,632        $18,575
                                                           =======        =======

     The provision for income taxes varies from the amount of income tax determined by applying the U.S. statutory income tax rate to pre-tax income as a result of the following differences at February 28, 1997, February 29, 1996 and February 28, 1995:

                                                             1997    1996    1995
                                                             ----    ----    ----
U.S. Statutory Rate........................................  35.0%   35.0%   35.0%
State Tax Deduction........................................  (2.3)   (1.6)   (2.7)
Non-deductible contributions...............................   0.0     0.0     8.1
Other, Net.................................................  (1.4)   (0.2)   (1.3)
                                                             ----    ----    ----
Effective Federal Tax Rate.................................  31.3    33.2    39.1
Effective State Tax Rates..................................   6.5     4.7     7.8
                                                             ----    ----    ----
Combined Effective Tax Rate................................  37.8%   37.9%   46.9%
                                                             ====    ====    ====

NOTE 11  COMMITMENTS AND CONTINGENCIES

Purchase Commitments

     McNeilus Truck and Manufacturing, Inc. orders truck chassis for future delivery based on anticipated sales and production volume. Deliveries to be received in the fiscal year ending February 28, 1998 are expected to approximate demand.

LITIGATION

     McNeilus Truck and Manufacturing, Inc. is currently a defendant in several product liability and other lawsuits. Management does not believe that the final outcome of these cases will have a significant adverse effect upon the financial position or results of operations of the Companies.

NOTE 12  CASH FLOW INFORMATION

     Kensett Fabricators, Inc. was formed during the year ending February 29, 1996, The company is wholly owned by McNeilus Companies, Inc. The primary investment was in the form of property, net of a long-term note assumed, for a net investment of $100.

     McNeilus Companies, Inc. repurchased 8,750 shares of outstanding common stock for $8,660 during the year ending February 29, 1996. Of this, $700 was paid in cash and a long-term note was issued for $7,960.

     McIntire Fabricators, Inc. and Iowa Contract Fabricators, Inc. were formed during the year ending February 28, 1995. The companies are wholly owned by McNeilus Companies, Inc. The primary investment was in the form of property with a book value of approximately $1,305.

                   MCNEILUS COMPANIES, INC. AND SUBSIDIARIES

NOTE 13 SUBSEQUENT EVENT

     On December 8, 1997, the stockholders entered into an agreement to sell all the outstanding common stock of the Companies to Oshkosh Truck Corporation. The acquisition price, including amounts for non-compete agreements, is $250,000.

     Under certain conditions, if the acquisition is not consummated, the Companies may be required to pay Oshkosh a fee of $10 million, and conversely Oshkosh may be required to pay a $10 million fee to the Companies.

                          INDEX TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

             OSHKOSH TRUCK CORPORATION AND MCNEILUS COMPANIES, INC.

                                                                PAGE
                                                                ----
Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of December 31, 1997......................................    P-3
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the twelve months ended December 31, 1997......    P-4
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the fiscal year ended September 30, 1997.......    P-5
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the three months ended December 31, 1997.......    P-6
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................    P-7

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated statements of income and condensed consolidated balance sheet (collectively, the "Pro Forma Statements") have been derived by the application of pro forma adjustments, which give effect to the acquisition by Oshkosh Truck Corporation ("Oshkosh") of all of the issued and outstanding common stock of McNeilus Companies, Inc. ("McNeilus") (the "Acquisition"), the issuance by Oshkosh of $100 million Senior Subordinated Notes (the "Debt Issuance"), the consummation of a $325 million Senior Credit Facility ("Senior Credit Facility"), the prepayment of outstanding term loans and borrowings under a revolving credit facility (the "Debt Repayment") and the establishment of a lease financing partnership (the "Lease Financing") (collectively referred to as the "Transactions") to the historical financial statements of Oshkosh and McNeilus as if the Transactions had been consummated for balance sheet purposes as of December 31, 1997, and for statement of income purposes as of the beginning of the periods presented. For purposes of the Pro Forma Statements, the Transactions are assumed to have occurred simultaneously.

     THE PRO FORMA STATEMENTS DO NOT PURPORT TO REPRESENT WHAT OSHKOSH'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN HAD THE TRANSACTIONS IN FACT OCCURRED ON THE ASSUMED DATES OR TO PROJECT OSHKOSH'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR FUTURE PERIOD. THE PRO FORMA STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS AND RELATED NOTES OF OSHKOSH AND MCNEILUS.

     The pro forma adjustments, as described in the accompanying notes to the Pro Forma Statements, are based on available information and certain assumptions that management believes are reasonable.

     The Acquisition has been accounted for under the purchase method of accounting. The purchase price for McNeilus has been allocated to the tangible and intangible assets and liabilities of McNeilus based on preliminary estimates of their fair values. The allocation of the purchase price is subject to revision when additional information concerning certain asset and liability valuations is obtained.

     Oshkosh and McNeilus have different fiscal year ends -- September 30 for Oshkosh and the last day of February for McNeilus -- and as a result, amounts for McNeilus as of November 30, 1997 have been combined with amounts of Oshkosh as of December 31, 1997 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The unaudited condensed consolidated statement of income for Oshkosh for the twelve month period ended September 30, 1997 and for the twelve month period ended December 31, 1997 have been combined with the unaudited condensed consolidated statement of income for McNeilus for the twelve month period ended November 30, 1997. The unaudited condensed consolidated statement of income of Oshkosh for the three months ended December 31, 1997 have been combined with the unaudited condensed consolidated statement of income for McNeilus for the three months ended November 30, 1997. Statement of income information of McNeilus for the three month period ended November 30, 1997 is therefore included in both the interim and the annual Pro Forma Statements.

     The application of the pro forma adjustments to the historical results of operations of Oshkosh for the twelve months ended December 31, 1997 and September 30, 1997, results in the pro forma income from continuing operations being greater than the historical income from continuing operations of Oshkosh. Net sales of Oshkosh for the first quarter of each fiscal year (the three months ended December 31) and net sales of McNeilus for the third quarter of each fiscal year (the three months ended November 30) represent the lowest quarter of shipments for each company during their respective fiscal years. Accordingly, the application of the pro forma adjustments to the historical results of operations of Oshkosh for the three months ended December 31, 1997, results in the pro forma income from continuing operations being less than the historical income from continuing operations of Oshkosh.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                               PRO FORMA
                                                                              ADJUSTMENTS
                                                                      ---------------------------
                                                                      DEBT ISSUANCE,
                                           AS REPORTED                DEBT REPAYMENT,
                              -------------------------------------     ACQUISITION
                                   OSHKOSH            MCNEILUS           AND LEASE                   PRO FORMA
                              DECEMBER 31, 1997   NOVEMBER 30, 1997      FINANCING      VALUATION   CONSOLIDATED
                              -----------------   -----------------   ---------------   ---------   ------------
                                                                            (A)            (B)
ASSETS
Current assets:
  Cash and cash
    equivalents.............      $    198            $ 20,159           $(17,659)      $      --     $  2,698
  Receivables, net..........        54,215              12,259                 --              --       66,474
  Net investment in
    sales-type leases.......            --              35,108            (35,108)             --           --
  Inventories...............        86,744              59,189                 --           7,868      153,801
  Prepaid expenses and
    other...................         3,905               7,535                 --              --       11,440
  Deferred income taxes.....         9,169               4,213                 --              --       13,382
                                  --------            --------           --------       ---------     --------
       Total current
         assets.............       154,231             138,463            (52,767)          7,868      247,795
Net assets of discontinued
  operations................            --               6,988             (2,840)         (4,148)          --
Investment in unconsolidated
  partnership...............            --                  --              8,005              --        8,005
Net investment in sales-type
  leases....................            --              86,536            (86,536)             --           --
Other long-term assets......         8,248              14,513             (4,699)         (1,000)      17,062
Property, plant and
  equipment, net............        55,340              27,896               (400)          7,500       90,336
Purchase cost...............            --                  --            256,000        (256,000)          --
Goodwill and other
  intangibles, net..........       163,639                 324                 --         169,829      333,792
                                  --------            --------           --------       ---------     --------
Total assets................      $381,458            $274,720           $116,763       $ (75,951)    $696,990
                                  ========            ========           ========       =========     ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........      $ 40,556            $ 10,324           $     --       $      --     $ 50,880
  Floor plan notes
    payable.................            --              17,194                 --              --       17,194
  Customer advances.........        35,261                  --                 --              --       35,261
  Other current
    liabilities.............        41,342              17,042               (483)             --       57,901
  Current maturities of
    senior term loans,
    revolving credit
    facility and other
    long-term debt..........         7,820              36,073            (35,169)             --        8,724
                                  --------            --------           --------       ---------     --------
       Total current
         liabilities........       124,979              80,633            (35,652)             --      169,960
Senior revolving credit
  facility..................            --                  --             13,048              --       13,048
Senior term loans...........            --                  --            216,562              --      216,562
Senior subordinated notes...            --                  --            100,000              --      100,000
Other long-term debt........        95,000              80,450           (172,852)             --        2,598
Other long-term
  liabilities...............        15,031                  --                 --              --       15,031
Deferred income taxes.......        22,701              23,079             (3,588)         14,607       56,799
Total shareholders'
  equity....................       123,747              90,558               (755)        (90,558)     122,992
                                  --------            --------           --------       ---------     --------
Total liabilities and
  shareholders' equity......      $381,458            $274,720           $116,763       $ (75,951)    $696,990
                                  ========            ========           ========       =========     ========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               AS REPORTED                                     PRO FORMA
                                  -------------------------------------                    -----------------
                                       OSHKOSH            MCNEILUS                           TWELVE MONTHS
                                    TWELVE MONTHS       TWELVE MONTHS                            ENDED
                                        ENDED               ENDED          PRO FORMA       DECEMBER 31, 1997
                                  DECEMBER 31, 1997   NOVEMBER 30, 1997   ADJUSTMENTS        CONSOLIDATED
                                  -----------------   -----------------   -----------      -----------------
Net sales.......................      $684,715            $326,552         $     --           $1,011,267
                                            --                  --             (699)(h)               --
                                                                             (1,048)(g)
Cost of sales...................       593,147             268,923            1,764(c)           862,087
                                      --------            --------         --------           ----------
       Gross income.............        91,568              57,629              (17)             149,180
Operating expenses:
  Selling, general and
     administrative.............        49,393              30,083           (1,461)(c)           76,172
                                            --                  --           (1,843)(g)               --
  Engineering, research and
     development................         7,997                  --              699(h)             8,696
  Amortization of goodwill and
     intangibles................         4,464                  --            6,642(d)            11,106
                                      --------            --------         --------           ----------
       Total operating
          expenses..............        61,854              30,083(k)         4,037               95,974(k)
                                      --------            --------         --------           ----------
Income from operations..........        29,714              27,546           (4,054)              53,206
Other income (expense):
  Interest expense..............       (11,668)            (11,562)           9,846(e)           (30,693)
                                            --                  --          (17,309)(f)               --
  Interest income...............           676              12,382          (12,382)(e)              676
                                            --                  --             (609)(e)               --
  Other -- net..................          (197)              2,581           (1,765)(i)               10
                                      --------            --------         --------           ----------
                                       (11,189)              3,401          (22,219)             (30,007)
                                      --------            --------         --------           ----------
Income from continuing
  operations before income taxes
  and equity in income of
  unconsolidated partnership....        18,525              30,947          (26,273)              23,199
Provision (credit) for income
  taxes.........................         7,003              11,330           (9,186)(j)            9,147
                                      --------            --------         --------           ----------
                                        11,522              19,617          (17,087)              14,052
Equity in income of
  unconsolidated partnership
  (net of income taxes of
  $1,227).......................            --                  --            1,918(e)             1,918
                                      --------            --------         --------           ----------
Income from continuing
  operations....................      $ 11,522            $ 19,617         $(15,169)          $   15,970
                                      ========            ========         ========           ==========
Earnings per common share from
  continuing operations:
  Basic.........................      $   1.37                                                $     1.90
                                      ========                                                ==========
  Diluted.......................      $   1.36                                                $     1.88
                                      ========                                                ==========
Shares used in calculation:
  Basic.........................         8,425                                                     8,425
                                      ========                                                ==========
  Diluted.......................         8,485                                                     8,485
                                      ========                                                ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               AS REPORTED                                     PRO FORMA
                                  -------------------------------------                    -----------------
                                       OSHKOSH                                               TWELVE MONTHS
                                     FISCAL YEAR          MCNEILUS                               ENDED
                                        ENDED           TWELVE MONTHS                        SEPTEMBER 30,
                                    SEPTEMBER 30,           ENDED          PRO FORMA             1997
                                        1997          NOVEMBER 30, 1997   ADJUSTMENTS        CONSOLIDATED
                                    -------------     -----------------   -----------        -------------
Net sales.......................      $683,234            $326,552         $     --           $1,009,786
                                            --                  --             (699)(h)               --
                                                                             (1,048)(g)
Cost of sales...................       594,390             268,923            1,764(c)           863,330
                                      --------            --------         --------           ----------
       Gross income.............        88,844              57,629              (17)             146,456
Operating expenses:
  Selling, general and
     administrative.............        47,742              30,083           (1,461)(c)           74,521
                                            --                  --           (1,843)(g)               --
  Engineering, research and
     development................         7,847                  --              699(h)             8,546
  Amortization of goodwill and
     intangibles................         4,470                  --            6,642(d)            11,112
                                      --------            --------         --------           ----------
       Total operating
          expenses..............        60,059              30,083(k)         4,037               94,179(k)
                                      --------            --------         --------           ----------
Income from operations..........        28,785              27,546           (4,054)              52,277
Other income (expense):
  Interest expense..............       (12,722)            (11,562)           9,846(e)           (30,697)
                                            --                  --          (16,259)(f)               --
  Interest income...............           717              12,382          (12,382)(e)              717
                                            --                  --             (609)(e)               --
  Other -- net..................          (278)              2,581           (1,765)(i)              (71)
                                      --------            --------         --------           ----------
                                       (12,283)              3,401          (21,169)             (30,051)
                                      --------            --------         --------           ----------
Income from continuing
  operations before income taxes
  and equity in income of
  unconsolidated partnership....        16,502              30,947          (25,223)              22,226
Provision for income taxes......         6,496              11,330           (8,777)(j)            9,049
                                      --------            --------         --------           ----------
                                        10,006              19,617          (16,446)              13,177
Equity in income of
  unconsolidated partnership
  (net of income taxes of
  $1,227).......................            --                  --            1,918(e)             1,918
                                      --------            --------         --------           ----------
Income from continuing
  operations....................      $ 10,006            $ 19,617         $(14,528)          $   15,095
                                      ========            ========         ========           ==========
Earnings per common share from
  continuing operations:
  Basic.........................      $   1.18                                                $     1.78
                                      ========                                                ==========
  Diluted.......................      $   1.17                                                $     1.77
                                      ========                                                ==========
Shares used in calculation:
  Basic.........................         8,502                                                     8,502
                                      ========                                                ==========
  Diluted.......................         8,546                                                     8,546
                                      ========                                                ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             AS REPORTED
                                     ---------------------------
                                       OSHKOSH        MCNEILUS                            PRO FORMA
                                     ------------   ------------                      ------------------
                                         THREE MONTHS ENDED                              THREE MONTHS
                                     ---------------------------                            ENDED
                                     DECEMBER 31,   NOVEMBER 30,    PRO FORMA         DECEMBER 31, 1997
                                         1997           1997       ADJUSTMENTS           CONSOLIDATED
                                     ------------   ------------   ------------       ------------------
Net sales..........................    $151,801       $67,295        $    --               $219,096
                                             --            --           (114)(h)                 --
                                                                        (166)(g)
Cost of sales......................     129,494        55,419            472(c)             185,105
                                       --------       -------        -------               --------
     Gross income..................      22,307        11,876           (192)                33,991
Operating expenses:
  Selling, general and
     administrative................      11,676         7,847           (380)(c)             18,883
                                             --            --           (260)(g)                 --
  Engineering, research and
     development...................       2,143            --            114(h)               2,257
  Amortization of goodwill and
     intangibles...................       1,126            --          1,660(d)               2,786
                                       --------       -------        -------               --------
       Total operating expenses....      14,945         7,847(k)       1,134                 23,926(k)
                                       --------       -------        -------               --------
Income from operations.............       7,362         4,029         (1,326)                10,065
  Other income (expense):
     Interest expense..............      (2,504)       (2,500)         2,364(e)              (7,555)
                                             --            --         (4,915)(f)                 --
          Interest income..........         165         2,955         (2,955)(e)                165
                                             --            --           (149)(e)                 --
          Other -- net.............          72           682           (356)(i)                249
                                       --------       -------        -------               --------
                                         (2,267)        1,137         (6,011)                (7,141)
                                       --------       -------        -------               --------
  Income from continuing operations
     before income taxes and equity
     in income of unconsolidated
     partnership...................       5,095         5,166         (7,337)                 2,924
  Provision for income taxes.......       1,955         1,891         (2,596) (h)             1,250
                                       --------       -------        -------               --------
                                          3,140         3,275         (4,741)                 1,674
  Equity in income of
     unconsolidated partnership
     (net of income taxes of
     $289).........................          --            --            451(e)                 451
                                       --------       -------        -------               --------
  Income from continuing
     operations....................    $  3,140       $ 3,275        $(4,290)              $  2,125
                                       ========       =======        =======               ========
Earnings per common share from
  continuing operations:
     Basic.........................        $0.38                                              $0.25
                                       ========                                            ========
     Diluted.......................       $0.37                                               $0.25
                                       ========                                            ========
Shares used in calculation:
     Basic.........................       8,341                                               8,341
                                       ========                                            ========
     Diluted.......................       8,437                                               8,437
                                       ========                                            ========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

     (a) Pro forma adjustments related to the Debt Issuance, the Debt Repayment, the Acquisition and the Lease Financing are summarized in the following table:

                                                    DEBT ISSUANCE AND                   LEASE
                                           FEES      DEBT REPAYMENT     ACQUISITION   FINANCING    TOTALS
                                           ----     -----------------   -----------   ---------    ------
                                           (1)             (2)              (3)          (4)
Cash and cash equivalents.............   $(15,424)      $ 235,228        $(233,875)   $ (3,588)   $ (17,659)
Net investment in sales-type leases...         --              --               --     (35,108)     (35,108)
Net assets of discontinued
  operations..........................         --              --           (2,840)         --       (2,840)
Investment in unconsolidated
  partnership.........................         --              --               --       8,005        8,005
Net investment in sales-type leases --
  long-term...........................         --              --               --     (86,536)     (86,536)
Other long-term assets................      9,424          (1,238)         (12,885)         --       (4,699)
Property, plant and equipment, net....         --              --             (400)         --         (400)
Purchase cost.........................      6,000              --          250,000          --      256,000
Other current liabilities.............         --            (483)              --          --         (483)
Current maturities of long-term
  debt................................         --             618               --     (35,787)     (35,169)
Senior revolving credit facility......         --          13,048               --          --       13,048
Senior term loans -- less current
  portion.............................         --         216,562               --          --      216,562
Senior subordinated notes payable.....         --         100,000               --          --      100,000
Long-term debt........................         --         (95,000)              --     (77,852)    (172,852)
Deferred income taxes -- long-term....         --                               --      (3,588)      (3,588)
Shareholders' equity..................         --            (755)              --          --         (755)

-------------------------
(1) Fees and expenses totaling $16,000 for legal, financial and other professional fees due at closing associated with the Senior Credit Facility and the Debt Issuance ($8,500), the Acquisition ($6,000) and the Lease Financing ($1,500), less $576 prepaid at December 31, 1997.

(2) Issuance of aggregate debt of $338,048, repayment of existing long-term debt of $95,000 and borrowings under the revolving credit facility of $7,820 and write-off of deferred debt issuance costs of $1,238, less tax benefit of $483, or $755.

(3) Aggregate cash purchase price of $250,000 due at closing less transactions prior to or concurrent with closing, including $16,025 in cash to be received from McNeilus shareholders (repayment of notes of $10,592, sale of certain assets of $4,094 and intercompany payments of $1,339), and $100 received from third parties from the sale of a discontinued operation.

(4) To reflect contribution of the net investment in sales-type leases to the unconsolidated lease financing partnership and recognition of gain for income tax purposes on these sales-type leases which was previously deferred for income tax purposes. It is anticipated that each general partner in the lease financing partnership will participate equally in the principal operating and financial decision making activities of the lease financing partnership.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     (b) The Acquisition has been accounted for by Oshkosh using the purchase method of accounting. The total purchase cost has been allocated first to the assets and liabilities of McNeilus based upon their respective fair values with the remainder allocated to costs in excess of net assets acquired. The historical shareholders' equity of McNeilus has been eliminated. The aggregate purchase cost and the preliminary allocation of the purchase cost to the assets and liabilities of McNeilus are as follows:

Purchase cost, including related fees:
  Acquisition of 100% of the issued and outstanding common
     stock of McNeilus......................................    $250,000
  Fees and expenses incurred in connection with the
     Acquisition............................................       6,000
                                                                --------
          Total acquisition cost............................    $256,000
                                                                ========
Preliminary allocation of acquisition cost(1):
  Net assets acquired at historical cost....................    $ 90,558
  Add (deduct):
  Permitted pre-close dividend to shareholders of certain
     discontinued operations................................      (4,148)
  Revaluation of McNeilus property, plant and equipment,
     inventories and investment in foreign subsidiaries to
     estimated fair values..................................      14,368
  Valuation of identified intangible assets:
     Non-compete agreements.................................      38,000
     Other..................................................      23,085
  Deferred income tax provision associated with the
     revaluation of McNeilus assets and liabilities.........     (14,607)
  Cost in excess of net assets acquired.....................     108,744
                                                                --------
          Total purchase cost...............................    $256,000
                                                                ========

-------------------------
(1) The allocation of the purchase cost reflects the revaluation of McNeilus' assets and liabilities to their estimated fair values based on preliminary estimates. The preliminary allocation may differ from the final allocation.

     (c) Adjustment to reflect depreciation expense based on the new basis and remaining economic useful lives of McNeilus property, plant and equipment. New basis depreciation is computed using the straight line method over the remaining useful lives.

                                                          TWELVE MONTHS ENDED          THREE MONTHS ENDED
                                                           NOVEMBER 30, 1997            NOVEMBER 30, 1997
                                                       -------------------------    -------------------------
                                                                     SELLING,                     SELLING,
                                                       COST OF     GENERAL AND      COST OF     GENERAL AND
                                                        SALES     ADMINISTRATIVE     SALES     ADMINISTRATIVE
                                                       -------    --------------    -------    --------------
Eliminate historical depreciation..................    $(1,020)      $(2,835)        $(224)        $(723)
New basis depreciation.............................      2,784         1,374           696           343
                                                       -------       -------         -----         -----
                                                       $ 1,764       $(1,461)        $ 472         $(380)
                                                       =======       =======         =====         =====

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     (d) Adjustment to record the amortization of goodwill and other intangible assets over the indicated periods.

                                               TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                                NOVEMBER 30, 1997     NOVEMBER 30, 1997
                                               -------------------    ------------------
  Non-compete agreements(1).....  10-15 yrs          $2,633                 $  658
  Other(2)......................  5-30 yrs            1,290                    322
  Goodwill(2)...................  40 yrs              2,719                    680
                                                     ------                 ------
                                                     $6,642                 $1,660
                                                     ======                 ======

-------------------------
(1) Amortized over the terms of the respective agreements on the straight-line method.

(2) Amortized over the estimated useful lives on a straight-line method.

     (e) Reclassify interest income, interest expense and gain on sale of leased equipment of the leasing operation to "Equity in Income of Unconsolidated Partnership" to reflect the contribution of sales-type leases from McNeilus to the lease financing partnership and to record amortization of costs to establish the lease financing partnership.

                                              TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                               NOVEMBER 30, 1997     NOVEMBER 30, 1997
                                              -------------------    ------------------
Interest income-leasing...................          $12,382               $ 2,955
Interest expense-leasing..................           (9,846)               (2,364)
Gains on sales of leased equipment........              609                   149
                                                    -------               -------
                                                      3,145                   740
Income taxes at 39%.......................           (1,227)                 (289)
                                                    -------               -------
                                                    $ 1,918               $   451
                                                    =======               =======

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     (f) Adjustment to record interest expense and amortization of deferred debt issuance cost on the debt incurred to finance the Acquisition and repayment of certain existing indebtedness of Oshkosh, based upon pro forma consolidated debt of Oshkosh following consummation of the Transactions using the interest rates as shown (as if the Transactions had been consummated as of the beginning of the periods presented):

                                                           TWELVE MONTHS   TWELVE MONTHS   THREE MONTHS
                                                               ENDED           ENDED          ENDED
                                                INTEREST   DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
                                                  RATE         1997            1997            1997
                                                --------   -------------   -------------   ------------
Eliminate historical expense:
  Interest on debt repaid.....................               $(11,243)       $(12,293)       $(2,227)
  Amortization of debt issuance costs.........                   (216)           (218)           (54)
  Financing fees and other expenses...........                   (207)           (205)           (48)
                                                             --------        --------        -------
  Total historical expense....................                (11,666)        (12,716)        (2,329)
Interest on new debt:(1)(3)
  Revolving Credit Facility...................   7.625%           995             995            249
  $100,000 Senior Subordinated Notes..........   8.750%         8,750           8,750          2,187
  $100,000 Term A.............................   7.625%         7,625           7,625          1,906
  $62,500 Term B..............................   7.875%         4,922           4,922          1,230
  $62,500 Term C..............................   8.125%         5,078           5,078          1,270
                                                             --------        --------        -------
                                                               27,370          27,370          6,842
  Amortization of debt issuance costs(2)......                  1,226           1,226            307
  Financing fees and other expenses...........                    379             379             95
                                                             --------        --------        -------
          Total interest on new debt..........                 28,975          28,975          7,244
                                                             --------        --------        -------
          Net adjustment......................               $ 17,309        $ 16,259        $ 4,915
                                                             ========        ========        =======

-------------------------
(1) Borrowings under the Revolving Credit Facility at closing ($13,048) are assumed to be outstanding for the entire period.

(2) Debt issuance costs are amortized over the life of the related debt, ranging from 6 to 10 years using the interest method. The Unaudited Pro Forma Condensed Consolidated Statements of Income do not include an extraordinary charge of approximately $755 which represents the write-off of unamortized debt issuance costs, net of income taxes associated with the Debt Repayment.

(3) An increase in the interest rate of 1/8% would change interest expense and income from continuing operations by:

                           TWELVE MONTHS ENDED   TWELVE MONTHS ENDED   THREE MONTHS ENDED
                            DECEMBER 31, 1997    SEPTEMBER 30, 1997    DECEMBER 31, 1997
                           -------------------   -------------------   ------------------
Interest expense.........         $423                  $423                  $106
                                  ====                  ====                  ====
Income from continuing
  operations.............         $258                  $258                  $ 64
                                  ====                  ====                  ====

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     (g) Adjust amount of historical salaries paid to management in excess of amounts per employment agreements included as part of the Transactions.

                                                      TWELVE MONTHS ENDED                THREE MONTHS ENDED
                                                       NOVEMBER 30, 1997                  NOVEMBER 30, 1997
                                                -------------------------------    -------------------------------
                                                                    SELLING,                           SELLING,
                                                                  GENERAL AND                        GENERAL AND
                                                COST OF SALES    ADMINISTRATIVE    COST OF SALES    ADMINISTRATIVE
                                                -------------    --------------    -------------    --------------
Salaries and wages:
  Historical................................       $(1,348)         $(2,343)           $(241)           $(385)
  Per employment agreements.................           300              500               75              125
                                                   -------          -------            -----            -----
                                                   $(1,048)         $(1,843)           $(166)           $(260)
                                                   =======          =======            =====            =====

     (h) Reclassify engineering, research and development expenses of McNeilus to conform with the Oshkosh presentation.

                                              TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                               NOVEMBER 30, 1997     NOVEMBER 30, 1997
                                              -------------------    ------------------
Cost of goods sold........................           $(699)                $(114)
                                                     =====                 =====
Engineering, research and development
  expense.................................           $ 699                 $ 114
                                                     =====                 =====

     (i) Remove non-leasing interest income from McNeilus historical operating results due to net borrowing position after consummation of the Transactions and as a result of repayment of notes receivable from shareholders.

                                              TWELVE MONTHS ENDED    THREE MONTHS ENDED
                                               NOVEMBER 30, 1997     NOVEMBER 30, 1997
                                              -------------------    ------------------
Miscellaneous income......................          $(1,765)               $(356)
                                                    =======                =====

     (j) Adjustment to record the tax effect on the above adjustments using Oshkosh's marginal effective income tax rate of 39%. All adjustments were tax-effected except for goodwill amortization.

     (k) Included in historical and pro forma operating expense for McNeilus are charitable contributions (including charitable contributions to national organizations) of $1,109 and $284 for the twelve month and three month periods ended November 30, 1997, respectively. While no pro forma reductions of these expenses have been reflected in the pro forma statements of income, Oshkosh's policy is to focus charitable contributions on needs of the communities in which it operates. Management expects that annual charitable contribution levels for the McNeilus entity would approximate $100.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     (l) Historical and pro forma depreciation and amortization.

             AS REPORTED                                   PRO FORMA
--------------------------------------                 ------------------
     OSHKOSH             MCNEILUS                        TWELVE MONTHS
  TWELVE MONTHS        TWELVE MONTHS                         ENDED
      ENDED                ENDED          PRO FORMA    DECEMBER 31, 1997
DECEMBER 31, 1997    NOVEMBER 30, 1997   ADJUSTMENTS      CONSOLIDATED
-----------------    -----------------   -----------   -----------------
     $13,797              $3,884           $  303(c)        $25,636
                                            6,642(d)
                                            1,226(f)
                                             (216)(f)

             AS REPORTED                                   PRO FORMA
--------------------------------------                 ------------------
     OSHKOSH             MCNEILUS                        TWELVE MONTHS
   FISCAL YEAR         TWELVE MONTHS                         ENDED
      ENDED                ENDED          PRO FORMA    SEPTEMBER 30, 1997
SEPTEMBER 30, 1997   NOVEMBER 30, 1997   ADJUSTMENTS      CONSOLIDATED
------------------   -----------------   -----------   ------------------
     $14,070              $3,884           $  303(c)        $25,907
                                            6,642(d)
                                            1,226(f)
                                             (218)(f)

             AS REPORTED                                  PRO FORMA
-------------------------------------                 ------------------
     OSHKOSH            MCNEILUS
-----------------   -----------------                    THREE MONTHS
         THREE MONTHS ENDED                                 ENDED
-------------------------------------    PRO FORMA    DECEMBER 31, 1997
DECEMBER 31, 1997   NOVEMBER 30, 1997   ADJUSTMENTS      CONSOLIDATED
-----------------   -----------------   -----------   -----------------
     $3,283               $952            $   92(c)         $6,240
                                           1,660(d)
                                             307(f)
                                             (54)(f)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          OSHKOSH TRUCK CORPORATION

                                          By:     /s/ Charles L. Szews

                                            ------------------------------------
                                                      Charles L. Szews
                                             Executive Vice President and Chief
                                                     Financial Officer

Date: March 10, 1998

                           OSHKOSH TRUCK CORPORATION

                           EXHIBIT INDEX TO FORM 8-K
                            DATED FEBRUARY 26, 1998

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 (2.1)    Stock Purchase Agreement dated December 8, 1997, by and
          among McNeilus Companies, Inc., the shareholders of McNeilus
          Companies, Inc. and Oshkosh Truck Corporation (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1997) (File
          No. 0-13886). Schedules and exhibits to the Stock Purchase
          Agreement have not been filed herewith. The Company agrees to furnish a copy of any omitted schedule or exhibit to the
          Commission upon request.
 (2.2)    First Amendment to Stock Purchase Agreement dated February
          26, 1998, by and among McNeilus Companies, Inc., the
          shareholders of McNeilus Companies, Inc. and Oshkosh Truck
          Corporation.
 (4.1)    Credit Agreement dated February 26, 1998, among Oshkosh
          Truck Corporation, Bank of America National Trust and
          Savings Association, as Agent and as Swing Line Lender, and
          certain other financial institutions.
 (4.2)    Indenture dated February 26, 1998, among Oshkosh Truck
          Corporation, the Subsidiary Guarantors and Firstar Trust
          Company.
(23)      Consent of Larson, Allen, Weishair and Co., LLP

                                       E-1